Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 2, 2013 except with respect to the discontinued operations related to the Oman operations described in Note 5 to the financial statements, as to which the date is January 28, 2014, relating to the financial statements, which appears in Harvest Natural Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 29, 2015